Exhibit 107

Calculation of Filing Fee Table

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

SHARPS TECHNOLOGY, INC.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares	457(c) and (h)	2,000,000	(2)	$6.32	(3)	12,640,000	$0.00015310	$1,935.184

Fees Previously Paid	-	-	-	-		-		-	-	0
Total Offering Amounts								12,640,000	$-	$1,935.184
Total Fees Previously Paid								$-	-	$-
Total Fee Offsets								-	-	$-
Net Fees Due								$-	-	$1,935.184

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Represents Common Shares reserved for future issuance under the Company’s 2025 Equity Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales price per Common Share on August 21, 2025, as reported on the Nasdaq Capital Market.